Dated February 2, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


Toyota Motor Credit Corporation

Structure:
5 Year MTN FXD

Pricing Date
February 2, 2007

Interest Accrual Date:
February 7, 2007

Settlement Date (T+3):
February 7, 2007

Maturity Date:
January 11, 2012

Ratings:
Aaa/AAA

Cusip:
89233PC38

Form of Note:
Registered MTN

Bond Transaction Details


Principal Amount:
$25,000,000

Coupon:
5.170%

Reoffer Price:
100.000%

Gross Underwriting Spread:
0.10%

All-in Price to Issuer:
99.90%

Net Proceeds:
$24,975,000

Interest Pay Frequency:
Semi-annually

First Payment Date:
July 11, 2007 (short first coupon)

Interest Payment Dates:
11th day of January and July; final payment on January 11, 2012

Day Count:
30 / 360

Day Count Convention:
Following Unadjusted

Payment Days:
New York

Law:
New York

Minimum Denominations:
$1,000

Agent:
Merrill Lynch

DTC Number:
161







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